Exhibit 99.1

Investor Relations:	Allison Malkin/Rachel Schacter
ICR, Inc.
(203) 682-8225/(646) 277-1243

CACHE REPORTS SECOND QUARTER FISCAL 2013 RESULTS

New York, New York — August 13, 2013 — Cache, Inc., (NASDAQ: CACH), a specialty chain of women’s apparel stores, reported results for the thirteen (“second quarter”) and twenty-six week periods (“first six months”) ended June 29, 2013.

For the 13-week period ended June 29, 2013:

•                  Net sales decreased 2.5% to $60.1 million from $61.6 million in the second quarter of fiscal 2012. Comparable store sales increased 0.5%, which compares to an increase of 4.7% in the second quarter of fiscal 2012;

•                  Gross profit decreased to $20.9 million, or 34.7% of net sales, from $26.4 million, or 42.8% of net sales, in the second quarter of fiscal 2012;

•                  Operating loss totaled $3.1 million, which included costs of $956,000 associated with employee separation charges incurred, in connection with severance for corporate employees. This compares to operating income of $1.7 million in the second quarter of fiscal 2012, which included $152,000 of employee separation charges;

•                  Net loss totaled $3.2 million, or ($0.17) per diluted share, as compared to net income of $1.0 million or $0.08 per diluted share in the second quarter of fiscal 2012; and

•                  Adjusted net loss totaled $2.2 million, or ($0.12) per share, as compared to adjusted net income of $1.1 million or $0.09 per diluted share in the second quarter of fiscal 2012.  (See reconciliation of adjusted net income/(loss) to net income/(loss).)

Jay Margolis, Chairman and Chief Executive Officer, commented: “We are pleased with the progress made toward our strategic objectives during the second quarter. During the quarter, we focused on clearing assortments that were not consistent with our go-forward merchandising plan and significantly reducing promotional activity on the web while continuing to make strategic hires to allow us to drive our business forward.  While our turnaround efforts negatively impacted profitability in the quarter, this activity allowed us to begin the third quarter in an improved position. Following quarter end, we announced a new credit facility which enhances our financial flexibility to pursue our initiatives. I am pleased to welcome our new Chief Financial Officer, Tony DiPippa to Cache and believe he will make a significant contribution to the company.”

“In the first six weeks of the third quarter, our comparable store sales are positive, driven by increased traffic and regular price selling, reflecting the success of our new deliveries, especially in dresses, accessories and targeted promotions,” Mr. Margolis, continued.  “I expect our sales performance to continue to strengthen, as a greater percentage of our assortments are impacted by our moves, and we see the initial benefits from our process and marketing changes.

I remain confident in our strategies and our ability to achieve improved operating performance in the near term and put us on a path to achieve sustained profitable long term growth in the future.”

For the 26-week period ended June 29, 2013:

•                  Net sales decreased 3.4% to $113.6 million from $117.6 million in the first six months of fiscal 2012.  Comparable store sales decreased 0.4%, as compared to a increase of 6.9% in the first six months of fiscal 2012;

•                  Gross profit decreased to $37.3 million, or 32.8% of net sales from $48.6 million, or 41.3% of net sales, in the first six months of fiscal 2012;

•                  Operating loss totaled $11.4 million, which included costs of $2.5 million associated with employee separation charges incurred, in connection with the separation agreement with the former CEO, as well as severance for other corporate employees. This compares to operating loss of $346,000 in the first six months of fiscal 2012, which included $277,000 of employee separation costs;

•                  Net loss was $21.7 million or ($1.37) per diluted share, as compared to a net loss of $177,000, or ($0.01) per diluted share in the first six months of fiscal 2012; and

•                  Adjusted net loss was $9.0 million, or ($0.57) per share, as compared to adjusted net loss of $16,000 or ($0.00) per diluted share in the first six months of fiscal 2012.  (See reconciliation of adjusted net income/(loss) to net income/(loss).)

Gross profit for the second quarter of fiscal 2013 was $20.9 million, or 34.7% of net sales, compared to $26.4 million, or 42.8% of net sales, in the second quarter of fiscal 2012. For the first six months of fiscal 2013, gross profit was $37.3 million, or 32.8% of net sales, compared to $48.6 million, or 41.3% of net sales in the first six months of fiscal 2012. The decrease in gross margin for the second quarter and first six months of fiscal 2013 was primarily driven by an increase in markdowns on prior season assortments, as compared to the prior year.

In total, operating expenses for the second quarter of fiscal 2013 were $24.0 million, or 40.0% of net sales, as compared to $24.7 million, or 40.1% of net sales, in the second quarter of fiscal 2012. For the first six months of fiscal 2013, operating expenses were $48.7 million, or 42.9% of net sales, compared to $48.9 million, or 41.6% of net sales, in the first six months of fiscal 2012. The decrease in operating expenses for the second quarter of fiscal 2013 was driven by decreases in marketing, as well as payroll and payroll-related expenses. The decrease in operating expense for the first six months of fiscal 2013 was driven by decreases in marketing, payroll and payroll-related expenses, and depreciation expense.

At June 29, 2013, cash and marketable securities totaled $15.1 million, as compared to $24.4 million in cash and marketable securities at June 30, 2012. Total inventory at cost decreased 13.2% at quarter end from the prior year period.

A table summarizing financial results follows:

	Twenty-Six Weeks Ended		Thirteen Weeks Ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012
	($ thousands, except for per share data, share numbers and store count)

Net sales	$113,632	$117,628	$60,122	$61,633
Operating income (loss)	(11,433)	(346)	(3,147)	1,677
Net income (loss)	$(21,663)	$(177)	$(3,158)	$1,031

Diluted earnings (loss) per share	$(1.37)	$(0.01)	$(0.17)	$0.08
Adjusted earnings (loss) per share	$(0.57)	$—	$(0.12)	$0.09

Basic weighted average shares outstanding	15,769,000	12,877,000	18,378,000	12,880,000

Diluted weighted average shares outstanding	15,769,000	12,877,000	18,378,000	12,928,000

Number of stores open at end of period	250	264	250	264

Store Count Information

During the second quarter, the Company opened two stores and closed one existing location, ending the period with 250 stores in operation.  During the balance of fiscal 2013, the Company expects to open no new stores and close one additional store, ending the year with 249 stores and approximately 500,000 square feet in operation.

Conference Call Information

The Company announced that it will conduct a conference call to discuss its second quarter fiscal 2013 results today, August 13, 2013, at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.cache.com. A replay of this call will be available at 12:00 p.m. ET on August 13, 2013 and remain active until 11:59 p.m. ET on August 20, 2013.  The replay can be accessed by dialing (877) 870-5176 and entering confirmation code 418816.

About Cache, Inc.

Cache is a nationwide, mall-based specialty retailer of sophisticated sportswear and social occasion dresses targeting style-conscious women who have a youthful attitude and are self-confident. The Company currently operates 250 stores, primarily situated in central locations in high traffic, upscale malls in 41 states, the Virgin Islands and Puerto Rico.

Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, our ability to successfully implement our business strategy and to integrate new members of management, industry trends, merchandise and fashion trends, competition, seasonality, changes in general economic conditions and consumer spending patterns, factors specific to our Company and merchandise, such as demand for our merchandise and markdowns, well as other risks outlined from time to time in the filings of Cache, Inc. with the Securities and Exchange Commission.

CACHE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 29,	December 29,	June 30,
	2013	2012	2012
ASSETS
Current assets:
Cash and equivalents	$12,853,000	$12,360,000	$14,334,000
Marketable securities	—	3,013,000	7,019,000
Certificate of deposits - restricted	2,250,000	3,000,000	3,000,000
Receivables, net	2,299,000	2,200,000	2,359,000
Income tax receivable	59,000	184,000	267,000
Inventories, net	19,321,000	21,246,000	22,267,000
Prepaid expenses and other current assets	1,679,000	2,224,000	2,516,000
Total current assets	38,461,000	44,227,000	51,762,000

Equipment and leasehold improvements, net	19,933,000	20,177,000	20,166,000
Intangible assets, net	102,000	102,000	102,000
Other assets	636,000	10,119,000	9,040,000

Total assets	$59,132,000	$74,625,000	$81,070,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,671,000	$12,397,000	$7,957,000
Accrued compensation	3,802,000	2,615,000	2,560,000
Accrued liabilities	10,068,000	11,795,000	9,338,000
Total current liabilities	20,541,000	26,807,000	19,855,000

Other liabilities	9,508,000	8,777,000	10,387,000

Commitments and contingencies

STOCKHOLDERS’ EQUITY

Common stock	253,000	171,000	171,000
Additional paid-in capital	60,358,000	48,735,000	48,621,000
Retained earnings	8,267,000	29,930,000	41,831,000
Treasury stock, at cost	(39,795,000)	(39,795,000)	(39,795,000)
Total stockholders’ equity	29,083,000	39,041,000	50,828,000

Total liabilities and stockholders’ equity	$59,132,000	$74,625,000	$81,070,000

CACHE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	26 Weeks Ended	26 Weeks Ended
	June 29,	June 30,
	2013	2012

Net sales	$113,632,000	$117,628,000

Cost of sales, including buying and occupancy	76,361,000	69,048,000

Gross profit	37,271,000	48,580,000

Expenses
Store operating expenses	36,835,000	39,459,000
General and administrative expenses	9,415,000	9,190,000
Employee separation charge	2,454,000	277,000
Total expenses	48,704,000	48,926,000

Operating loss	(11,433,000)	(346,000)

Other income (expense):
Interest income	17,000	42,000
Total other income, net	17,000	42,000

Loss before income taxes	(11,416,000)	(304,000)

Income tax provision (benefit)	10,247,000	(127,000)

Net loss	$(21,663,000)	$(177,000)

Basic loss per share	$(1.37)	$(0.01)

Diluted loss per share	$(1.37)	$(0.01)

Basic weighted average shares outstanding	15,769,000	12,877,000

Diluted weighted average shares outstanding	15,769,000	12,877,000

CACHE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	13 Weeks Ended	13 Weeks Ended
	June 29,	June 30,
	2013	2012

Net sales	$60,122,000	$61,633,000

Cost of sales, including buying and occupancy	39,247,000	35,250,000

Gross profit	20,875,000	26,383,000

Expenses
Store operating expenses	18,332,000	20,117,000
General and administrative expenses	4,734,000	4,437,000
Employee separation charge	956,000	152,000
Total expenses	24,022,000	24,706,000

Operating income (loss)	(3,147,000)	1,677,000

Other income (expense):
Interest income	9,000	24,000
Total other income, net	9,000	24,000

Income (loss) before income taxes	(3,138,000)	1,701,000

Income tax provision	20,000	670,000

Net income (loss)	$(3,158,000)	$1,031,000

Basic earnings (loss) per share	$(0.17)	$0.08

Diluted earnings (loss) per share	$(0.17)	$0.08

Basic weighted average shares outstanding	18,378,000	12,880,000

Diluted weighted average shares outstanding	18,378,000	12,928,000

Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides adjusted net loss, adjusted net loss per share, historic earnings (loss) and earnings (loss) per diluted share, each adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results.  These measures should not be considered a substitute for, or superior to, GAAP results.

CACHE, INC. AND SUBSIDIARIES

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)

(dollars in thousands, except per share data)

	26 Weeks	26 Weeks	13 Weeks	13 Weeks
	Ended	Ended	Ended	Ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012
Net loss	$(21,663)	$(177)	$(3,158)	$1,031

Income tax valuation allowance(1)	10,201	—	—	—
Employee separation charge(2)	2,454	161	956	92
Adjusted net income (loss)	$(9,008)	$(16)	$(2,202)	$1,123

Diluted earnings (loss) per share	$(1.37)	$(0.01)	$(0.17)	$0.08

Income tax valuation allowance(1)	0.65	—	—	—
Employee separation charge(2)	0.15	0.01	0.05	0.01
Adjusted earnings (loss) per share	$(0.57)	$—	$(0.12)	$0.09

(1)         Represents an increase in the tax valuation against net deferred tax assets.

(2)         Represents employee separation charge in connection with the separation agreement with the Company’s former Chief Executive Officer, as well as severance for other corporate employees. Costs include severance and benefits along with related taxes.